EXHIBIT 10.1

Genetic Biosciences
For Improving the Quality of Life
September 30, 2007
Dr. Robert P. Ricciardi
137 West Glen Forge Road
Glen Mills, PA 19342
Re:      Outstanding Deferred Compensation
Dear Rob:
This letter shall set forth the understanding reached between GeneLink, Inc. (the “Company”) and you with respect to the deferred compensation owed by the Company to you pursuant to the terms of your Consulting Agreement dated as of February 24, 1998.
1. As of September 30, 2007, the aggregate deferred consideration owed to you pursuant to the Consulting Agreement is $752,616.55. Effective as of September 30, 2007, you agree to reduce the amount of Deferred Compensation payable to you to $90,000.
2. Commencing October 2007, you agree that notwithstanding anything in the Consulting Agreement to the contrary, you will receive consulting fees of $30,000 per year, payable in 12 equal monthly installments of $2,500 each at the end of each month, with the initial payment to be made on October 31, 2007.
3. Promptly after the execution of this Letter Agreement, the Company will reimburse you $10,000 for legal fees incurred by you in connection with claims made by John R. DePhillipo, the former Chief Executive Officer and President of the Company, against you and the Company with respect to the termination of his employment.
4. Effective as of the date of this Letter Agreement, the Company hereby releases you and your heirs and personal representatives from any and all claims, actions, demands or causes of action of any kind or nature that the Company has or may have, whether known or unknown, against you with respect to any actions undertaken by you as an officer or director of the Company on or prior to October 14, 2005, the date of the termination of Mr. DePhillipo’s employment with the Company.
GeneLink, Inc. • 317 Wekiva Springs Rd. #200 • Longwood, Fl 32779
Phone: 800-558-4363 Fax: 509.352.1328 • web: www.genelinkbio.com

5. Effective as of the date of this Letter Agreement, the Company shall issue you a warrant to acquire 1,300,000 shares of the Common Stock of the Company at an exercise price of $0.075 per share. The exercise price of the warrants are equal to the price per Unit being offered by the Company in connection with its offering of up to $1,700,000 of Units pursuant to a Confidential Private Offering Memorandum. It is the determination of the Board of Directors of the Company that this price represents the current fair market value of the Common Stock of the Company. The warrant will provide for a ten year exercise period and will allow for “cash less” exercises. You will remain eligible to receive options or warrants in connection with your service on the Board of Directors and as a Science Advisor of the Company.
6. The Company and you agree to take such actions as necessary or desirable to effect the understandings set forth in this Letter Agreement.
Please sign below to indicate your acceptance of the terms set forth herein.

Very truly yours,
/s/ Dr. Bernard L. Kasten
Dr. Bernard L. Kasten
Chairman of the Board of Directors

I hereby agree to the terms and conditions set forth above in this Letter Agreement.

/s/ Robert P. Ricciardi Robert P. Ricciardi, PhD.

Dated: September 30, 2007